Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of April 24, 2020, is made by and between Bed Bath & Beyond Inc., a New York corporation (the “Company”), and Gustavo Arnal (“Executive”). This Agreement shall govern the relationship between Executive and the Company from and after the Start Date (as defined in Section 1(e) hereof).

WHEREAS, the Company desires to employ Executive pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, Executive is willing and able to be employed by the Company and desires to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.         Retention and Duties.

(a)        The Company hereby engages and employs Executive for the Term (as defined in Section 2) on the terms and conditions expressly set forth in this Agreement. Executive hereby accepts and agrees to such engagement and employment, on the terms and conditions expressly set forth in this Agreement.

(b)       During the Term, Executive shall serve as Executive Vice President and Chief Financial Officer of the Company, and shall perform such duties consistent with such position and as may from time to time be assigned to Executive by the Company’s Chief Executive Officer (“CEO”) or the CEO’s designee. As Executive Vice President and Chief Financial Officer of the Company, Executive shall report to the CEO or the CEO’s designee. In addition, the CEO may from time to time, in his or her sole discretion, assign to the Executive such other reasonable duties, authorities and responsibilities that are not inconsistent with the Executive’s position as Executive Vice President and Chief Financial Officer of the Company, including without limitation, service as an officer and/or on the boards of directors and committees of one or more of the Company’s subsidiaries, in each case, without additional compensation.

(c)       Executive shall be located and perform his principal duties hereunder at the Company’s principal headquarters located in Union, New Jersey. Executive agrees and acknowledges that he will be expected to relocate to the New York metropolitan area as soon as reasonably practicable following the Start Date, but in no event later than six (6) months following the Start Date. Notwithstanding the foregoing, Executive agrees and acknowledges that significant travel may be part of the performance of his services hereunder.

(d)       During the Term, Executive shall devote his entire working time, attention, and energies to the Company and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the Company’s Board of Directors (the “Board”). While Executive serves as Executive Vice President and Chief Financial Officer of the Company, the foregoing is not intended to restrict Executive’s ability to serve on the boards of civic or charitable organizations; provided, that the foregoing activities are not competitive with the business of the Company and do not interfere or conflict with Executive’s duties and obligations on behalf of the Company or create a potential business or fiduciary conflict of interest. Executive agrees to use best efforts to perform his duties and responsibilities within, and agrees to abide by, the Company’s written general employment policies and practices and such other reasonable policies, practices and restrictions as the Company shall from time to time establish and maintain for its executives, including, without limitation, the Company’s Corporate Governance Guidelines and Policy of Ethical Standards for Business Conduct.

(e)        For purposes of this Agreement, the “Start Date” shall be a date selected by the Company after the date of this Agreement but in no event later than May 4, 2020. The Company shall provide Executive with no less than ten (10) calendar days’ advance written notice of the Start Date. For the avoidance of doubt, and notwithstanding anything herein to the contrary, prior to the date on which the Company makes a public announcement regarding Executive’s appointment as Executive Vice President and Chief Financial Officer, Executive agrees and acknowledges that he shall treat the existence and terms of this Agreement and his pending employment with the Company as confidential and shall not disclose or discuss this Agreement with anyone, other than with his spouse and his legal and/or financial advisors for purposes of seeking professional advice therefrom.

2.         Term. The “Term” shall be the period commencing on the Start Date and ending at the close of business on the day before the third (3rd) anniversary of the Start Date, unless Executive’s employment with the Company terminates earlier pursuant to Section 5. The Term shall be extended automatically by successive one (1) year periods unless either party provides the other party with written notice of an intention to terminate the Agreement at least sixty (60) days prior to such termination or renewal date. The “Term” shall include any such automatic one (1) year extensions. The Term may be modified only by a written agreement between the parties and in such case, the term “Term” shall be deemed to mean the Term as so modified. Notwithstanding anything to the contrary in this Agreement, Executive’s employment with the Company shall be “at will.”

3.         Compensation and Reimbursement of Expenses.

(a)       Base Salary. During the Term, Executive’s annual base salary (the “Base Salary”) shall be $775,000.00, payable in accordance with the Company’s regular payroll practices in effect from time to time and subject to all applicable taxes and withholdings, but no less frequently than in semi-monthly installments. Subject to Section 5(f)(iv) below, the Base Salary may be increased by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion. The parties acknowledge and agree that a portion of Executive’s Base Salary shall constitute consideration for Executive’s compliance with the restrictions and covenants set forth in Section 6 of this Agreement.

(b)       Annual Bonus. Beginning with respect to fiscal year 2020 and for each completed fiscal year thereafter during the Term, Executive shall be eligible to receive an annual cash performance bonus (the “Annual Bonus”), with a target Annual Bonus opportunity equal to eighty-five percent (85%) of his Base Salary (which will not be prorated for fiscal year 2020). The target Annual Bonus opportunity may be increased by the Compensation Committee in its sole discretion. The Annual Bonus earned, if any, with respect to a fiscal year will be subject to the performance of Executive and the Company during such year, relative to performance goals established for such fiscal year by the Compensation Committee, and may, for the avoidance of doubt, be less than the target Annual Bonus opportunity with respect to such year. The Compensation Committee shall determine the level of attainment of performance goals and the amount of the Annual Bonus following the end of each fiscal year, and the Company shall pay the Annual Bonus, to the extent payable in accordance with this Section 3(b), on or before the date that is two and one-half (2½) months following the end of the fiscal year with respect to which it is earned, provided that Executive’s employment with the Company has not terminated on or prior to such date (except as otherwise expressly provided in Section 5(c) below).

(c)        Sign-on RSU Award.

(i)        On the Start Date, as an inducement material to Executive entering into this Agreement and commencing employment with the Company, the Company shall grant to Executive, and Executive shall receive, a one-time, sign-on award of time-vesting restricted stock units (“RSUs”) pursuant to, as determined by the Compensation Committee in its sole discretion, (x) the inducement grant exception to shareholder approval of equity plans set forth in Nasdaq Listing Rule 5635(c)(4), (y) the Company’s 2012 Incentive Compensation Plan, as amended from time to time or any successor plan (the “2012 Plan”), or (z) the Company’s 2018 Incentive Compensation Plan, as amended from time to time or any successor plan (the “2018 Plan”) (the “Sign-on RSU Award”). The Sign-on RSU Award will have an aggregate value at grant equal to $775,000.00 and will vest in substantially equal installments on each of the first, second, and third anniversaries of the Start Date, subject to Executive’s continued employment with the Company from the Start Date through the applicable vesting date (except as otherwise expressly provided in Sections 5(c)(ii) and 5(c)(iii) below), and subject to the terms and conditions of the applicable equity award agreement and the 2012 Plan or 2018 Plan, as applicable.

(ii)      The number of RSUs subject to the Sign-on RSU Award will be determined by dividing the grant value set forth above by the volume-weighted average closing price of a share of the Company’s common stock over the twenty (20) trading day period ending immediately prior to the Start Date.

(d)       Long-Term Equity Incentive Awards. In spring 2020, at the same time as such awards are granted to other members of the Company’s senior management team, the Company shall grant Executive a long-term equity incentive award(s) under the 2012 Plan or the 2018 Plan, as determined by the Compensation Committee in its sole discretion (the “2020 Equity Award”). The 2020 Equity Award will have a target value at grant equal to $1,937,500.00 (which will not be prorated for fiscal year 2020). The target award value set forth in this Section 3(d) will be reviewed annually for adjustment by the Compensation Committee in its sole discretion for long-term equity incentive awards to be granted to Executive after fiscal year 2020. The form, vesting criteria and forfeiture provisions, and other terms and conditions with respect to the 2020 Equity Award and any other future long-term equity incentive awards to be granted to Executive will be determined by the Compensation Committee in its sole discretion, and such awards will be subject to the terms and conditions of the 2012 Plan or 2018 Plan and any applicable award agreements thereunder. The determination of the number of shares subject to the 2020 Equity Award based on the value set forth above and any other long-term equity incentive awards granted hereunder, and the timing for such grants, will be made in accordance with the Compensation Committee Procedures for Equity Grants as in effect from time to time.

(e)       Relocation Benefits. In connection with the commencement of Executive’s employment and Executive’s relocation to the New York metropolitan area, the Company shall provide Executive with the relocation benefits summarized on Exhibit A hereto.

(f)        Reimbursement of Legal Expenses. The Company shall pay or reimburse Executive for his reasonable out-of-pocket legal expenses incurred in connection with the negotiation and execution of this Agreement, up to a maximum of $10,000.00. Executive shall provide the Company with such receipts or invoices as the Company deems reasonably necessary to verify the amount of such expenses.

(g)       Reimbursement of Business Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties hereunder and shall, upon receipt by the Company of proper documentation with respect thereto (setting forth the amount, business purpose and establishing payment) be reimbursed for all such reasonable business expenses incurred during the Term, subject to the Company’s written expense reimbursement policies and any written pre-approval policies in effect from time to time.

4.         Employee Benefits.

(a)        Company Employee Benefit Plans. During the Term, Executive shall be provided the opportunity to participate in all standard employee benefit programs made available by the Company to the Company’s senior executive employees generally, in accordance with the terms and conditions of such plans, including the eligibility and participation provisions of such plans and programs, as such plans or programs may be in effect from time to time. The Company reserves the right to amend any employee benefit plan, policy, program or arrangement from time to time, or to terminate such plan, policy, program or arrangement, consistent with the terms thereof at any time and for any reason without providing Executive with notice.

(b)       Financial Planning Benefit. During the Term, upon presentation of appropriate documentation, the Company will reimburse Executive for up to $10,000.00 annually for assistance with tax preparation and financial planning.

(c)       Automobile Allowance. During the Term, the Company will provide Executive with an automobile allowance of $1,000.00 per month on a net after-tax basis, which may be applied toward the cost of leasing or purchasing an automobile, or toward the cost of a car service or other similar transportation service.

(d)       Vacation and Other Leave. During the Term, Executive shall be entitled to take up to four (4) weeks of paid vacation time per calendar year, or such greater amount as may be provided pursuant to the Company’s vacation policies in effect from time to time, provided that such time will not carry over from one year to the next. Such paid vacation time will accrue on a monthly basis, but Executive may take the paid vacation time with respect to a given calendar year anytime in such calendar year, prior to or following accrual thereof (to the extent not previously used). Executive shall also be eligible for all other holiday and leave pay generally available to other executives of the Company. Notwithstanding anything herein to the contrary, Executive’s paid vacation time for calendar year 2020 shall be prorated based on the Start Date.

5.         Termination of Employment.

(a)        Termination by the Company; Termination Due to Death. Executive’s employment with the Company, and the Term, may be terminated by the Company immediately upon notice to Executive for an involuntary termination of employment for Cause (as defined in Section 5(f)(ii)), without Cause or due to Executive’s Disability (as defined in Section 5(f)(iii)). Executive’s employment with the Company, and the Term, shall automatically terminate upon Executive’s death.

(b)       Termination by Executive. Executive’s employment with the Company, and the Term, may be terminated by Executive for any reason with no less than thirty (30) calendar days’ advance written notice to the Company.

(c)       Benefits Upon Termination. If Executive’s employment with the Company is terminated during the Term for any reason by the Company or by Executive, the Company shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(i)        Any Termination. The Company shall pay Executive (or, in the event of his death, Executive’s estate) any Accrued Obligations (as defined in Section 5(f)(i)) within the thirty (30) day period (or such earlier period as required by law) following the date Executive’s employment terminates (the “Separation Date”), and Executive shall receive any vested accrued benefits for which Executive remains eligible under the Company’s employee welfare benefit and defined contribution retirement plans, payable according to the terms of such plans.

(ii)       Death or Disability. If Executive’s employment with the Company ends due to Executive’s death or Disability, then, in addition to the amounts payable under Section 5(c)(i), subject to Executive’s (or his estate’s or legal representative’s) timely execution, delivery, and non-revocation of the general release described in Section 5(e) (the “General Release”), the Sign-on RSU Award will immediately vest in full as of the Separation Date.

(iii)      Non-Renewal by the Company; Without Cause; For Good Reason. If Executive’s employment with the Company ends as a result of a non-renewal of the Term by the Company (and conditions for a Cause termination do not otherwise exist), an involuntary termination by the Company without Cause or due to Executive’s resignation for Good Reason, then, in addition to the amounts payable under Section 5(c)(i), subject to Executive’s timely execution, delivery, and non-revocation of the General Release and the other conditions and limitations herein, the Company shall pay or provide Executive with the following benefits:

(A)         Cash severance equal to, in the aggregate, one (1) times the sum of (x) Executive’s Base Salary (at the rate in effect immediately prior to the Separation Date), and (y) Executive’s target Annual Bonus (at the rate in effect with respect to the fiscal year in which the Separation Date occurs), subject to all applicable taxes and withholdings (collectively, the “Severance Payment”), payable in substantially equal installments over the twelve (12) months following the Separation Date in accordance with the Company’s regular payroll payment schedule; provided, that no installment or portion of the Severance Payment shall be payable or paid prior to the expiration of the applicable revocation period for the General Release; and provided further, that if the Severance Payment is subject to Section 409A (as defined in Section 5(f)(v)) and the timing of Executive’s execution and delivery of the General Release could affect the calendar year in which any amount of the Severance Payment is paid because the Separation Date occurred toward the end of a calendar year, then no portion of the Severance Payment shall be paid until the Company’s first payroll payment date in the year following the year in which the Separation Date occurs, and any amount that is not paid prior to such date due to such restriction shall be paid (subject to the applicable conditions) along with the installment scheduled to be paid on that date;

(B)         Any earned but unpaid Annual Bonus for a performance year ending prior to the year in which the Separation Date occurs, which will be paid when otherwise payable under Section 3(b), even if Executive’s employment had terminated on or prior to that date, or, if later, as soon as reasonably practicable following the expiration of the applicable revocation period for the General Release;

(C)         As of the Separation Date, immediate accelerated vesting of the Sign-on RSU Award;

(D)         As of the Separation Date, (x) full vesting of any time-based 2020 Equity Award (provided, that delivery of any vested shares of Company stock underlying such award shall occur as soon as practicable following the original vesting date(s)), and (y) vesting of any performance-based 2020 Equity Award, based on actual performance and prorated based on the number of days in the applicable performance period during which Executive remained employed by the Company (provided, that delivery of any vested shares of Company stock underlying such award shall occur following the end of the applicable performance period, at the same time as the shares with respect to corresponding awards held by other participants would otherwise be delivered); and

(E)          If Executive elects continued health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Executive will only be responsible for paying a portion of the COBRA premium that is equal to Executive’s contribution rate for Executive’s applicable Medical, Dental, and Vision coverage for the first fifty-two (52) weeks of COBRA.  If Executive elects COBRA and does not pay the applicable COBRA premium within the time frame stipulated under COBRA, Executive’s coverage will be cancelled and all costs incurred will be the responsibility of Executive.  Following the aforementioned fifty-two (52) week period, any continued health coverage pursuant to COBRA shall solely be at Executive’s cost.

(d)       Cooperation Upon Termination. Upon the Executive’s termination of employment for any reason, Executive shall cooperate as reasonably requested by the Board to effect an orderly transition.

(e)        Release; No Other Severance Benefits.

(i)       This Section 5(e) shall apply notwithstanding anything else in this Agreement to the contrary. As a condition precedent to any Company obligation pursuant to Section 5(c)(ii) or Section 5(c)(iii) (collectively, the “Severance Benefits”), Executive (or his estate or legal representative) shall provide the Company with a valid, executed General Release in substantially the form attached hereto as Exhibit B (as reasonably revised by the Company to comply with applicable law changes or interpretations or as otherwise necessary to ensure or bolster enforceability or tax effectiveness), and not revoke such General Release prior to the expiration of any revocation rights afforded under applicable law. The Company shall provide Executive (or his estate or legal representative) with the General Release prior to the Separation Date, and Executive (or his estate or legal representative) must deliver the executed General Release to the Company within twenty-one (21) calendar days (or, if greater, the minimum period required by applicable law) after the Separation Date, failing which Executive (or his estate or legal representative) will forfeit all rights to the Severance Benefits.

(ii)       Executive agrees that the Severance Benefits shall be in lieu of any other severance benefit or other right or remedy to which Executive would otherwise be entitled under the Company’s plans, policies or programs in effect on the Start Date or thereafter; provided, that for the avoidance of doubt, upon a termination of Executive’s employment, except as otherwise expressly provided herein with respect to the Sign-on RSU Award and the 2020 Equity Award, any equity awards held by him will be treated in accordance with the terms of the 2012 Plan, the 2018 Plan, or any successor plan thereto, as applicable, and the award agreements governing such awards. Executive acknowledges and agrees that in the event Executive breaches any provision of Section 6 or the General Release, and, if curable, fails to cure such breach within thirty (30) calendar days after receiving notice from the Company identifying such breach, his right to receive the Severance Benefits shall automatically terminate and Executive shall repay, return and restore any and all Severance Benefits received.

(f)        Certain Defined Terms. As used in this Agreement:

(i)        “Accrued Obligations” means (A) any Base Salary that had accrued but had not been paid (including any amount for accrued and unused vacation time payable in accordance with Section 4(b) or applicable law) on or before the Separation Date, (B) any reimbursement due to Executive pursuant to Sections 3 or 4 for expenses incurred by Executive on or before the Separation Date and (C) any other vested benefits or vested amounts due and owed to Executive under the terms of any plan, program or arrangement of the Company.

(ii)       “Cause” means (A) Executive’s indictment for or plea of nolo contendere to a felony or commission of an act involving moral turpitude; (B) Executive’s commission of fraud, theft, embezzlement, self-dealing, misappropriation or other malfeasance against the business of the Company, its subsidiaries or affiliates (individually, a “Company Group Member” and collectively, the “Company Group”); (C) Executive’s indictment for or plea of nolo contendere to any serious offense that results in or would reasonably be expected to result in material financial harm, materially negative publicity or other material harm to any Company Group Member; (D) Executive’s failure to perform any material aspect of his lawful duties or responsibilities for the Company or the Company Group (other than by reason of Disability), and if curable, fails to cure, in all material aspects, within thirty (30) calendar days after receiving notice from the Company identifying such failure; (E) Executive’s failure to comply with any lawful written policy of the Company (including, without limitation, the Company’s Corporate Governance Guidelines or Policy of Ethical Standards for Business Conduct) or reasonable directive of the CEO, the CEO’s designee, or the Board, and in either case, if curable, fails to cure, in all material aspects, within thirty (30) calendar days after receiving notice from the Company identifying such failure; (F) Executive’s commission of acts or omissions constituting gross negligence or gross misconduct in the performance of any aspect of his lawful duties or responsibilities; (G) Executive’s breach of any fiduciary duty owed to the Company Group; (H) Executive’s violation or breach of any Restrictive Covenant (as defined in Section 7(a)) or any material term of the Agreement (including, without limitation, Section 7(b) hereof and the requirement that Executive relocate to the New York metropolitan area within six (6) months following the Start Date), and, if curable, fails to cure such violation or breach within thirty (30) calendar days after receiving notice from the Company identifying such violation or breach; or (I) Executive’s commission of any act or omission that damages or is reasonably likely to damage the financial condition or business of the Company or materially damages or is reasonably likely to materially damage the reputation, public image, goodwill, assets or prospects of the Company. In addition, Executive’s employment shall be deemed to have terminated for “Cause” if, on the date Executive’s employment terminates, facts and circumstances exist that would have justified a termination for Cause, to the extent that such facts and circumstances are discovered within four (4) months after such termination.

(iii)      “Disability” means a physical or mental impairment that renders Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than ninety (90) calendar days, whether consecutive or not consecutive, in any consecutive twelve (12) month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(iv)     “Good Reason” means, without Executive’s written consent, subject to Section 11(b), (A) a reduction in the Base Salary, other than a reduction of less than ten percent (10%) in connection with a comparable decrease applicable to all senior executives of the Company; (B) a requirement by the Company that Executive relocate his primary place of employment more than thirty-five (35) miles from its location as of the Start Date; (C) a material diminution in Executive’s duties, authority or responsibilities of employment; or (D) a change in Executive’s reporting line (i.e., Executive is no longer reporting directly to the CEO and/or President, if a President shall be separately designated) or in Executive’s title of Chief Financial Officer; provided, in each case, that Executive has given the Company written notice detailing the specific circumstances alleged to constitute Good Reason within sixty (60) calendar days after the first occurrence of such circumstances, and the Company shall have thirty (30) calendar days following receipt of such notice to cure such circumstances in all material respects; provided further, that no termination due to Good Reason shall occur after the one-hundred twentieth (120th) calendar day following the first occurrence of any grounds for Good Reason.

(v)      “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations, rules and other guidance promulgated thereunder.

(g)       Officer/Board/Committee Resignations. Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned, without any further action by Executive, from any and all positions (including, but not limited to, any officer and/or director positions or positions as a fiduciary of any of the Company Group’s employee benefit plans) that Executive, immediately prior to such termination, (i) held within the Company Group and (ii) held with any other entities at the direction of, or as a result of Executive’s affiliation with, the Company Group. If, for any reason, this Section 5(g) is deemed to be insufficient to effectuate such resignations, then Executive will, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.

(h)        Section 409A.

(i)       It is intended that any amounts payable under this Agreement shall be exempt from and avoid the imputation of any tax, penalty or interest under Section 409A to the fullest extent permissible under applicable law; provided that if any such amount is or becomes subject to the requirements of Section 409A, it is intended that those amounts shall comply with such requirements. This Agreement shall be construed and interpreted consistent with that intent. In furtherance of that intent, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In no event, however, shall the Company be liable for any tax, interest or penalty imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(ii)      A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the Separation Date, Executive shall not be entitled to any payment or benefit pursuant to this Agreement that constitutes nonqualified deferred compensation for purposes of Section 409A and that is payable upon a separation from service (within the meaning of Section 409A) until the earlier of (A) the date which is six (6) months after his separation from service for any reason other than death, or (B) the date of Executive’s death; provided that this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s separation from service that are not so paid by reason of this Section 5(h)(ii) shall be paid (without interest) as soon as practicable (and in any event within thirty (30) calendar days) after the date that is six (6) months after Executive’s separation from service (provided that in the event of Executive’s death after such separation from service but prior to payment, then such payment shall be made as soon as practicable, and in all events within thirty (30) calendar days, after the date of Executive’s death).

(iii)      Any reimbursement payment or in-kind benefit due to Executive pursuant to Sections 3 or 4, to the extent that such reimbursements or in-kind benefits are taxable to him, shall be paid on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Executive agrees to provide prompt notice to the Company of any such expenses (and any other documentation that the Company may reasonably require to substantiate such expenses) in order to facilitate the Company’s timely reimbursement of the same. Reimbursements and in-kind benefits pursuant to Sections 3 or 4 are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such reimbursements or benefits that Executive receives in any other taxable year.

(iv)     For purposes of Section 409A, Executive’s right to receive any installment payments hereunder shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within thirty (30) calendar days following the Separation Date), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(i)        Rescission of Offer. Notwithstanding anything herein to the contrary, in the event that, between the date of this Agreement and the Start Date, the Company rescinds its offer to employ Executive as set forth in this Agreement, other than a rescission by the Company due to a breach by Executive of this Agreement, the Company will pay Executive $775,000.00 (i.e., an amount equal to twelve (12) months of Base Salary), subject to all applicable taxes and withholdings (the “Termination Payment”), which shall payable in a single lump sum within thirty (30) days following the date on which the Company provides Executive notice of a rescission of the offer as contemplated by this Section 5(i) (the “Rescission Notice”). Receipt of the Termination Payment shall be subject to Executive’s timely execution, delivery, and non-revocation of the General Release in accordance with Section 5(e). In the event of a rescission pursuant to this Section 5(i), other than the Termination Payment, Executive shall have no entitlement to any other payments or benefits hereunder or under any other employee benefit plan, program or arrangement of the Company. Notwithstanding anything herein to the contrary, the Termination Payment shall be subject to offset by (or Executive shall repay the Company an amount equal to) any base salary or wages or severance pay paid to Executive by any future employer, in each case, within the twelve (12) months following receipt of the Rescission Notice.

6.         Restrictive Covenants.

(a)       Non-Disclosure and Non-Use of Confidential Information.

(i)       Executive shall not use or disclose to any individual or natural person, partnership (including a limited liability partnership), corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental authority (each, a “Person”), either during the Term or thereafter, any Confidential Information (as defined below) of which Executive is or becomes aware, whether or not such information is developed by him, for any reason or purpose whatsoever, nor shall he make use of any of the Confidential Information for his own purposes or for the benefit of any Person except for the Company Group, except (A) to the extent that such disclosure or use is directly related to and required by Executive’s performance in good faith of duties assigned to Executive by the Company or (B) to the extent required to do so by a law or legal process, including a court of competent jurisdiction. Executive shall not modify, reverse engineer, decompile, create other works from or disassemble any software programs contained in the Confidential Information of the Company unless permitted in writing by the Company. Executive will, at the sole expense of the Company, take all reasonable steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

(ii)       For purposes of this Agreement, “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by any Company Group Member in connection with its business, including, but not limited to, information, observations and data obtained by Executive during the Term concerning (A) the business or affairs of the Company Group (or any predecessor thereof) and (B) products, services, fees, costs, pricing structures, analyses, drawings, photographs and reports, computer software (including operating systems, applications and program listings), data bases, accounting and business methods, inventions, devices, new developments, methods and processes (whether patentable or unpatentable and whether or not reduced to practice), customers and clients and customer and client lists, information on current and prospective independent sales agents, software vendors or partners and sponsor banks, all technology and trade secrets, and all similar and related information in whatever form. Notwithstanding the foregoing, “Confidential Information” will not include any information that has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information (except where such public disclosure was made by Executive without authorization).

(iii)     For the avoidance of doubt, this Section 6(a) does not prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive understands and acknowledges that he does not need the prior authorization of the Company to make any such reports or disclosures and that he is not required to notify the Company that he has made such reports or disclosures.

(iv)     Under the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is (A) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. Notwithstanding anything herein to the contrary and for the avoidance of doubt, nothing herein shall preclude the Company from disclosing the existence and/or terms and conditions of this Agreement, including without limitation, to the extent required by applicable law (including, without limitation, under applicable securities laws) or by judicial or administrative process.

(b)       Intellectual Property Rights.

(i)        Executive hereby assigns, transfers and conveys to the Company all of Executive’s right, title and interest in and to all Work Product (as defined below). Executive agrees that all Work Product belongs in all instances to the Company. Executive will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Term) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company (whether during or after the Term) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Executive recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States.

(ii)      For purposes of this Agreement, “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, trade dress, logos and all similar or related information (whether patentable or unpatentable) which relates to the actual or anticipated business, operations, research and development of existing or future products or services of the Company Group and which are conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other Person) during the Term together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. Notwithstanding the foregoing, “Work Product” shall not include the patents and other assets set forth on Exhibit C hereto. Executive hereby represents and warrants that the patents and other assets owned by Executive set forth on Exhibit C are not related in any way to the Company Group, except as stated therein.

(c)       Non-Competition. During the Term and for twelve (12) months following the termination of Executive’s employment for any reason, whether or not Executive is entitled to severance (the “Restricted Period”), Executive shall not, and shall cause his controlled affiliates not to, directly or indirectly, through or in association with any third party, engage or be interested in any Competitive Business in the United States as a shareholder, director, officer, employee, agent, broker, partner, individual proprietor, lender, consultant or in any other capacity (provided, that nothing herein contained will prevent Executive from owning less than one percent (1%) of any class of equity or debt securities of any publicly traded company). For purposes of this Agreement, “Competitive Business” means (i) any business or enterprise that includes the operation of any retail store which utilizes (or intends to utilize) more than thirty percent (30%) of the selling space of the store for the sale of any combination of: giftware; housewares; linens and domestics; home furnishings; and/or health and beauty care products; and/or products for infants and young children (including, without limitation, cribs and juvenile furniture, toys and games, infant’s and young children’s clothing, strollers, car seats, carriers, bedding, bath and safety accessories, and feeding and eating accessories); and/or (ii) any business or enterprise that includes the operation of any non-traditional retail format (such as, but not limited to, any online, internet, catalog or television format) which allocates (or intends to allocate) more than thirty percent (30%) of such format’s listing space or time slots to the sale of any combination of: giftware; housewares; linens and domestics; home furnishings; and/or health and beauty care products; and/or products for infants and young children (including, without limitation, cribs and juvenile furniture, toys and games, infant’s and young children’s clothing, strollers, car seats, carriers, bedding, bath and safety accessories, and feeding and eating accessories); and/or (iii) any other material business or enterprise of the Company Group.

(d)       Non-Solicitation and Non-Interference. During the Restricted Period, Executive shall not, and shall cause his controlled affiliates not to, directly or indirectly, through or in association with any third party, (i) call on, solicit or service, engage or contract with or take any action which may interfere with, impair, subvert, disrupt or alter the relationship, contractual or otherwise, between any Company Group Member and any current or prospective customer, supplier, distributor, developer, service provider, licensor or licensee, or other material business relation of such Company Group Member, (ii) solicit, induce, recruit or encourage any employees of or consultants to the Company Group to terminate their relationship with the Company Group or take away or hire such employees or consultants, (iii) divert or take away the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by the Company Group) of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company Group or (iv) attempt to do any of the foregoing, either for Executive’s own purposes or for any other third party.

(e)        Non-Disparagement. Executive shall not, in any manner, directly or indirectly, make any oral or written statement to any Person that disparages or places any Company Group Member or any of their respective officers, shareholders, members or advisors, any member of the Board, or any agents or others with whom the Company has business relationships, in a false or negative light; provided, however, that Executive shall not be required to make any untruthful statement or to violate any law.

7.         Acknowledgment and Enforcement of Covenants; Representations.

(a)       Acknowledgment. Executive acknowledges that he has become familiar, or will become familiar with, the Company Group Members’ trade secrets and with other confidential and proprietary information concerning the Company Group Members and their respective predecessors, successors, customers and suppliers, and that his services are of special, unique and extraordinary value to the Company. Executive acknowledges and agrees that the Company would not enter into this Agreement, providing for compensation and other benefits to Executive on the terms and conditions set forth herein, but for Executive’s agreements herein (including those set forth in Section 6). Furthermore, Executive acknowledges and agrees that the Company will be providing Executive with additional special knowledge after the Start Date, with such special knowledge to include additional Confidential Information and trade secrets. Executive agrees that the covenants set forth in Section 6 (collectively, the “Restrictive Covenants”) are reasonable and necessary to protect the Company Group’s trade secrets and other Confidential Information, proprietary information, good will, stable workforce and customer relations.

(b)       Representations.

(i)       Without limiting the generality of Executive’s agreement with the provisions of Section 7(a), Executive (A) represents that he is familiar with and has carefully considered the Restrictive Covenants; (B) represents that he is fully aware of his obligations hereunder; (C) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants; and (D) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above regardless of whether Executive is then entitled to receive severance pay or benefits from the Company. Executive understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the business of the Company Group, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), Executive does not believe would prevent him from otherwise earning a living. Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of Executive.

(ii)       Executive hereby represents and warrants to the Company that: (A) the information that Executive provided to the Company regarding his background is truthful and accurate; (B) the execution and delivery of this Agreement and the performance by Executive of his duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which Executive is a party or otherwise bound or any judgment, order or decree to which Executive is subject; (C) Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity that would prevent Executive under the terms of any other agreement or arrangement from entering into this Agreement or carrying out his duties hereunder, or would give rise to a violation of such other agreement or arrangement; (D) Executive is not bound by any employment, consulting, non-competition, confidentiality, trade secret or similar agreement (other than this Agreement) with any other person or entity that would prevent Executive under the terms of any other agreement or arrangement from entering into this Agreement or carrying out his duties hereunder, or would give rise to a violation of such other agreement or arrangement; (E) Executive is not currently and has never been the subject of any allegation or complaint of harassment, discrimination, retaliation, or sexual or other misconduct in connection with any prior employment or otherwise, and has never been a party to any settlement agreement or nondisclosure agreement relating to such matters; and (F) Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance.

(c)        Enforcement. Executive agrees that a breach by Executive of any of the Restrictive Covenants may cause immediate and irreparable harm to the Company or another Company Group Member that would be difficult or impossible to measure, and that damages to the Company or the Company Group Member for any such injury may therefore be an inadequate remedy for any such breach. Therefore, Executive agrees that in the event of any breach or threatened breach of any provision of the Restrictive Covenants, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement at law or otherwise, to seek to obtain from any court of competent jurisdiction specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the Restrictive Covenants, or require Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the Restrictive Covenants if and when final judgment of a court of competent jurisdiction is so entered against Executive.

(d)      Severability. If, at the time of enforcement of the Restrictive Covenants, a court or arbitrator holds that the Restrictive Covenants are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area determined to be reasonable under the circumstances by such court or arbitrator, as applicable. Executive covenants and agrees that Executive shall not assert as a defense to any action seeking enforcement of the Restrictive Covenants (including an action seeking injunctive relief) that such provisions are not enforceable due to lack of sufficient consideration received by Executive, provided however that the failure by the Company to pay any amounts when due under Section 5(c), other than due to a good faith dispute between the parties, that continues for a period of thirty (30) days following written notice and opportunity to cure shall be an absolute defense to enforcement of the Restrictive Covenants set forth in Sections 6(c) and (d) hereof.

(e)       Tolling. In the event of any violation of the provisions of Section 6, Executive acknowledges and agrees that the post-termination restrictions contained in Section 6 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(f)        Survival of Provisions. The obligations contained in Sections 6, 7, 9, 10 and 11 hereof shall survive any termination of Executive’s employment with the Company and shall be fully enforceable thereafter.

8.        Withholding Taxes/Authorized Deductions. Notwithstanding anything herein to the contrary, the Company may withhold (or cause to be withheld) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, social security, employment or other taxes as may be required to be withheld pursuant to any applicable law or regulation, and make such deductions as may be applicable pursuant to the Company’s policies and employee benefit plans.

9.         Cooperation. During and after the Term, Executive shall cooperate fully with any investigation or inquiry by the Company, or any governmental or regulatory agency or body concerning the Company or any other member of the Company Group; provided, that the Company shall reimburse Executive’s reasonable expenses incurred in providing such cooperation subject to Executive’s delivery of written notice to the Company prior to the time such expenses are incurred.

10.      Clawback. To the extent required by applicable law or regulation, any applicable stock exchange listing standards or any clawback policy adopted by the Company pursuant to any such law, regulation or stock exchange listing standards, or to comport with good corporate governance practices, the Annual Bonus and any other incentive compensation granted to Executive (whether pursuant to this Agreement or otherwise) shall be subject to the provisions of any applicable clawback policies or procedures, which may provide for forfeiture and/or recoupment of such amounts paid or payable under this Agreement or otherwise, including the incentive equity awards granted or to be granted to Executive under Section 3(c) of this Agreement or any other incentive equity awards granted to Executive.

11.       Miscellaneous.

(a)        Insurance. The Company may, at its option and for its benefit, obtain insurance with respect to Executive’s death, disability or injury. Executive agrees to submit to such physical examinations and supply such information as may be reasonably required in order to permit the Company to obtain such insurance.

(b)        Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to principles of conflicts of laws. Notwithstanding anything herein or otherwise to the contrary, the Executive agrees and acknowledges that all compensation and benefits provided to the Executive by the Company, whether under this Agreement or otherwise as an employee of the Company, shall be subject to reduction by the minimum possible amounts to enable the Company to comply with all requirements of the Coronavirus Aid, Relief, and Economic Security Act and the rules and regulations adopted thereunder, and/or any similar legislation enacted after the date hereof in connection with the COVID-19 pandemic, and any such reduction shall not be a breach of this Agreement and shall not constitute Good Reason; provided that such reduction in compensation and benefits affects all similarly situated executives of the Company; and provided further, however, that such reduction shall automatically terminate (and compensation shall revert to the pre-reduction amounts) as soon as the legal restriction lapses.

(c)        Consent to Jurisdiction. All actions or proceedings arising out of or relating to this Agreement shall be tried and litigated only in the New York State or Federal courts located in the County of New York, State of New York. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding. Notwithstanding the foregoing, either party may seek injunctive or equitable relief to enforce the terms of this Agreement in any court of competent jurisdiction.

(d)       Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

(e)        Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under applicable law, such provision, as to such jurisdiction, shall be ineffective without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(f)        Entire Agreement; Amendment. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope and supersedes all prior agreements (including, without limitation, any offer letters, term sheets and correspondence relating thereto), whether written or oral, that directly or indirectly bear upon the subject matter hereof. This Agreement may not be amended, modified or changed (in whole or in part), except by written agreement executed by both of the parties hereto.

(g)       Offsets. To the extent not prohibited under applicable law, the Company, in its sole and absolute discretion, has the right to set off (or cause to be set off) any amounts otherwise due to Executive from the Company in satisfaction of any repayment obligation of Executive under this Agreement or otherwise, provided that any such amounts are exempt from, or set off in a manner intended to comply with, the requirements of Section 409A.

(h)        Waiver. No waiver of any of any provision of this Agreement will constitute or be deemed to constitute a waiver of any other provision of this Agreement, nor will any such waiver constitute a continuing waiver unless otherwise expressly provided in a writing executed by the party against whom it is sought to be enforced.

(i)        Successors and Assigns. Neither party hereto may assign its rights or delegate its duties hereunder, except that the Company may assign its rights hereunder to any person that (i) acquires substantially all of the business and assets of the Company (whether by merger, consolidation, purchase of assets or other acquisition transaction), and (ii) agrees in writing to assume the obligations of the Company hereunder. This Agreement shall be binding on the successors and assigns of the Company. Nothing in this Agreement shall create, or be deemed to create, any third party beneficiary rights in any Person, including, without limitation, any employee of the Company, other than Executive.

(j)        Notices. Any notice or other communication required or permitted to be given hereunder shall be deemed to have been duly given when personally delivered or when sent by registered mail, return receipt requested, postage prepaid, as follows:

If to the Company, at:

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, NJ 07083

Attention: General Counsel and Corporate Secretary

If to Executive, at:

Executive’s home address on file with the Company

Either party hereto may change its or his address for the purpose of this paragraph by written notice similarly given.

(k)        Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

(l)         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. Signatures delivered as a “pdf” attachment to an email to the other party shall be sufficient for all purposes.

(m)       Indemnification. To the maximum extent permitted by law, Executive will be indemnified under the Company’s Certificate of Incorporation and Bylaws while serving as Executive Vice President and Chief Financial Officer and will be covered by the Company’s Directors and Officers liability insurance policies in accordance with their terms.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first written above.

COMPANY

BED BATH & BEYOND INC.

By:	/s/ Mark J. Tritton
Name:	Mark J. Tritton
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Gustavo Arnal
Gustavo Arnal

[Signature Page to Employment Agreement]

EXHIBIT A

RELOCATION BENEFITS

To assist you with your relocation to the New York metropolitan area, you will be eligible for relocation assistance (“Relocation Assistance”).  This Relocation Assistance will be provided for the eligible relocation expenses and housing allowance outlined below.  Relocation Assistance will be delivered to you in the form of a reimbursement based on original receipts or expense documents submitted, where applicable, except where a direct bill arrangement has been established.  The Company will also “gross up” for tax purposes your eligible relocation benefits that are not tax deductible.

The items listed below are eligible for Relocation Assistance:

•	LEASE CANCELLATION COSTS – The Company will reimburse you for an amount equal to, in the aggregate, up to six (6) months of the cost of the lease on your primary residence in London, England, for costs that may be incurred by you with respect to (i) the cancellation of the lease on your primary residence in London, England and/or (ii) the cancellation of your automobile lease.

•	HOME PURCHASE/SALE CLOSING COSTS - Closing costs related to either the purchase of your new primary residence in the New York metropolitan area or sale of your existing residence in Cincinnati, Ohio, but not both, in an amount equal to up to 2% of your home purchase/sale price (i.e., reasonable and customary brokerage and other closing costs; discount points and escrows are not eligible for reimbursement). You must submit your settlement statement signed by at least one of the following: closing agent, escrow company, or attorney. Please contact the Company if you have any questions regarding closing costs that are included/excluded from reimbursement. To be eligible for this reimbursement, your home purchase must be completed within six (6) months from your Start Date.

•	TEMPORARY HOUSING ALLOWANCE - To assist you during your housing transition from London, England to the New York metropolitan area, on the first regular payroll payment date of the Company following the Start Date, the Company will pay you an aggregate amount of $60,000, in a lump sum, for your temporary lodging-related expenses during the six (6) month period immediately following your Start Date (e.g., lease, parking, utilities, furniture rental).

•	HOUSEHOLD GOODS - To assist you with the movement of your household goods from your residence in London, England to your new residence in the New York metropolitan area, the Company will arrange and pay for the full pack and movement of your household goods (some exclusions apply).

•	HOME FINDING TRIPS - To assist you in finding a home in the New York metropolitan area, the Company will provide you, your spouse/partner and your children living with you at home up to two (2) home finding trips to the New York metropolitan area for up to 3 days/2 nights per trip. Eligible expenses include airfare, rental car, lodging (if your temporary housing is not suitable), and meals. All covered items are subject to the Company’s travel and expense policy.

•	FINAL TRIP - To assist you with the transportation expenses associated with your final trip to the New York metropolitan area, the Company will reimburse you for airfare for yourself, your spouse/partner and children. All covered items are subject to the Company’s travel and expense policy.

A-1

•	TRIPS HOME DURING TEMPORARY LIVING PERIOD – To assist you with the cost of your roundtrip airfare between London, England and the New York metropolitan area, with respect to up to one (1) roundtrip per month during the six (6) month period immediately following your Start Date, the Company will reimburse you for eligible related expenses for you and your spouse/partner (e.g., airfare, baggage fees, airport parking, transportation to and from the airport). All covered items are subject to the Company’s travel and expense policy.

•	MISCELLANEOUS - In addition to the assistance outlined above, the Company will reimburse your expenses for a new driver’s license, auto registration, utility hookups and/or utility disconnection expenses or forfeited utility deposits up to a total of $2,500.

For expenses that are not direct billed to the Company, please submit all eligible relocation related expenses, with receipts, to Paul Dombek for processing no later than thirty (30) days after each applicable relocation expense is incurred.  Such amounts shall be reimbursed within thirty (30) days after receipt of expenses and related documentation by the Company.

If you voluntarily resign your employment without Good Reason or if you are involuntarily terminated by the Company for Cause (i) prior to the first (1st) anniversary of the Start Date, you agree to repay the full gross amount (including any tax gross-up) of all payments, benefits and expense reimbursements paid by the Company pursuant to this Exhibit A, or (ii) on or after the first (1st) anniversary of the Start Date but prior to the second (2nd) anniversary of the Start Date, you agree to repay fifty percent (50%) of the full gross amount (including any tax gross-up) of all payments, benefits and expense reimbursements paid by the Company pursuant to this Exhibit A. To the extent permitted by applicable law, you hereby expressly agree and authorize the Company to deduct any amounts owed to the Company pursuant to this Exhibit A from your final paycheck and any other amounts that the Company might otherwise pay upon termination.

A-2

EXHIBIT B

FORM OF AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE (the “Agreement and General Release”) is made and entered into on _____________, 20__ by and between Gustavo Arnal (“Executive”) and Bed Bath & Beyond Inc., a New York corporation (the “Company”).

WHEREAS, Executive has been employed by the Company and the parties wish to resolve all outstanding claims and disputes between them relating to such employment;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement and General Release, the sufficiency of which the parties acknowledge, it is agreed as follows:

1.	In consideration for Executive’s promises, covenants and agreements in this Agreement and General Release, the Company agrees to provide the Severance Benefits set forth in Section [5(c)(ii) / 5(c)(iii)] of that certain employment agreement between Executive and the Company, dated as of April 24, 2020 (the “Employment Agreement”), in accordance with the terms and subject to the conditions of such Employment Agreement. Executive would not otherwise be entitled to such payments but for his promises, covenants and agreements in this Agreement and General Release.

2.	The parties agree that the payments described in Section 1 of this Agreement and General Release are in full, final and complete settlement of all Claims (as defined below) Executive, and Executive’s heirs, beneficiaries, personal representatives, executors, administrators, successors and assigns (collectively, the “Releasors”) may have against the Company, its past and present affiliates, parents, subsidiaries, divisions, joint ventures and/or partnerships, their predecessors, successors and assigns, and all of their past and present respective officers, directors, owners, shareholders, members, managers, supervisors, employees, agents, advisors, consultants, insurers, attorneys, representatives, and employee benefit or pension plans or funds (and the trustees, administrators, fiduciaries and insurers of such programs) as well as any predecessors, successors and/or assigns of each of the foregoing (collectively, the “Releasees”), arising out of or in any way connected with Executive’s employment with the Company or any of its affiliates or the termination of such employment. Executive understands and acknowledges that except for the Accrued Obligations (as defined in the Employment Agreement) and except as otherwise specifically provided under this Agreement and General Release, Executive is entitled to no payments or any other benefits from Company. Executive acknowledges that Executive has received all wages for work performed, overtime compensation, bonuses, commissions, vacation pay and all other benefits and compensation due to Executive by virtue of Executive’s employment with and termination of employment with the Company up through the effective date of this Agreement and General Release.

3.	Nothing in this Agreement and General Release shall be construed as an admission of liability by the Company or any other Releasee, and the Company specifically disclaims liability to or wrongful treatment of Executive on the part of itself and all other Releasees. Executive expressly acknowledges and agrees that Executive has not asserted and does not have, the basis for asserting any claim, the factual foundation of which involves sexual harassment or sexual abuse, against the Company, and as such no portion of the consideration paid to Executive as part of this Agreement and General Release is attributable to any such claims; thus, Executive acknowledges and agrees that this Agreement and General Release does not constitute the settlement of a sexual harassment or sexual abuse claim.

4.	Executive hereby represents and warrants to Company that (a) Executive has not filed, caused or permitted to be filed any pending proceeding (nor has Executive lodged a complaint with any governmental or quasi-governmental authority) against Company, nor has Executive agreed to do any of the foregoing, (b) Executive has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against Company which has been released in this Agreement and General Release, and (c) Executive has not directly or indirectly encouraged or assisted any third party in filing, causing or assisting to be filed, any Claim against Company. In addition, Executive hereby represents and warrants to Company that Executive shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by Executive or any third party of a proceeding or Claim against Company based upon or relating to any Claim released by Executive in this Agreement and General Release, unless expressly allowed by Section 7. If any court has or assumes jurisdiction of any action against the Company or any of its affiliates on behalf of Executive, Executive will request that court to withdraw from or dismiss the matter with prejudice.

5.	Executive represents that he has not filed any complaints or charges against the Company or any of its affiliates with the Equal Employment Opportunity Commission (“EEOC”), or with any other federal, state or local agency or court, and covenants that he will not seek to recover on any claim released in this Agreement and General Release. Executive further represents that he has reported to the Company in writing any and all work-related injuries that he has suffered or sustained during his employment with the Company or its affiliates.

6.	Executive, on his behalf and on behalf of each of the Releasors, hereby covenants not to sue, and fully and forever releases and discharges the Company and all other Releasees from any and all legally waivable Claims which Executive may have against any of the Releasees, arising on or prior to the date hereof, including those of which Executive is not aware and those not mentioned in this Agreement and General Release up to the effective date of this Agreement and General Release. “Claims” means any and all actions, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, vacation pay, sick pay, fees and costs, attorneys’ fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of Executive’s employment with the Company, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including, but not limited to, Claims arising directly, or indirectly, from any promise, agreement, offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the State of New Jersey, or any other state, and the United States, including, but not limited to, federal, state and local wage and hour laws, federal, state and local whistleblower laws, federal, state and local fair employment laws, federal, state and local anti-discrimination laws, federal, state and local labor laws, Section 1981 of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Employment Retirement Income Security Act of 1974 (“ERISA”), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act of 1988, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act of 2008, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Civil Rights Act, the New Jersey Wage Payment Law, the New Jersey Conscientious Employee Protection Act, the New Jersey Millville Dallas Airmotive Plant Loss Job Notification Act, the New Jersey Paid Sick Leave Act, the New Jersey Equal Pay Act, and the New Jersey Workers’ Compensation Anti-Retaliation Law, as each has been or may be amended from time to time, and Claims premised on any other legal theory, whether arising directly or indirectly from any act or omission, whether intentional or unintentional. Executive acknowledges that he is releasing claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories. This provision is intended to constitute a general release of all of each Releasor’s presently existing covered claims against the Releasees, to the maximum extent permitted by law.

7.	Nothing in this Agreement and General Release shall be construed to: (a) waive any rights or claims of Executive that arise after Executive signs this Agreement and General Release; (b) waive any rights or claims of Executive to enforce the terms of this Agreement and General Release; (c) waive any claim for worker’s compensation or unemployment benefits; (d) waive any rights or claims for the provision of accrued benefits conferred to Executive or his beneficiaries under the terms of the Company’s medical, dental, life insurance or defined contribution retirement benefit plans; (e) waive or affect any claim that cannot be released by an agreement voluntarily entered into between private parties; (f) limit Executive’s ability to file a charge or complaint with the EEOC, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”); (g) limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company; (h) release claims challenging the validity of this Agreement under the ADEA; (i) disclose any allegations relating to a claim under the New Jersey Law against Discrimination; (j) release the Releasees or any of them from any claim that by law cannot be waived or released; (k) release any existing rights that Executive may have to indemnification pursuant to the Company’s or an affiliate’s governing documents and/or any directors’ and officers’ insurance policy of the Company for acts committed during the course of Executive’s employment; or (l) waive any rights of Executive with respect to vested equity held by him in the Company. Executive expressly waives and agrees to waive any right to recover monetary damages for personal injuries in any charge, complaint or lawsuit filed by Executive or anyone else on behalf of Executive for any released claims. This Agreement and General Release does not limit Executive’s right to receive an award for information provided to any Government Agencies.

8.	Executive acknowledges that (a) he has been given at least twenty-one (21)[1] calendar days to consider this Agreement and General Release and that modifications hereof which are mutually agreed upon by the parties hereto, whether material or immaterial, do not restart the twenty-one (21) day period; (b) he has been advised to, and has had the opportunity to, consult Executive’s independent counsel with respect to this Agreement and General Release; (c) he has seven (7) calendar days from the date he executes this Agreement and General Release in which to revoke it; (d) he executes this Agreement and General Release freely and voluntarily and that he understands the significance of this Agreement and General Release; and (e) this Agreement and General Release will not be effective or enforceable, nor the Severance Benefits paid, unless the seven-day revocation period ends without revocation by Executive. Revocation can be made by delivery and receipt of a written notice of revocation to Bed Bath & Beyond, 650 Liberty Avenue, Union, NJ 07083, Attention: [INSERT NAME/TITLE], by midnight on or before the seventh calendar day after Executive signs this Agreement and General Release.

1 To be extended to 45 days in the event of a group termination under the ADEA.

9.	This Agreement and General Release shall be binding on the Company and Executive and upon their respective heirs, representatives, successors and assigns, and shall run to the benefit of the Releasees and each of them and to their respective heirs, representatives, successors and assigns.

10.	This Agreement and General Release (and, to the extent explicitly provided herein, the Employment Agreement) sets forth the entire agreement between Executive and the Company, and fully supersede any and all prior agreements or understandings among them regarding its subject matter; provided, however, that nothing in this Agreement and General Release is intended to or shall be construed to limit, impair or terminate any obligation of Executive pursuant to any non-competition, non-solicitation, confidentiality or intellectual property agreements that have been signed by Executive where such agreements by their terms continue after Executive’s employment with the Company terminates (including, but not limited to, the Restrictive Covenants in the Employment Agreement). This Agreement and General Release may only be modified by written agreement signed by both parties.

11.	The Company and Executive agree that in the event any provision of this Agreement and General Release is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from the Agreement and General Release and the remainder of the Agreement and General Release shall remain in full force and effect.

12.	This Agreement and General Release shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to principles of conflicts of laws.

13.	All actions or proceedings arising out of or relating to this Agreement and General Release shall be tried and litigated only in the New York State or Federal courts located in the County of New York, State of New York. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding. Notwithstanding the foregoing, either party may seek injunctive or equitable relief to enforce the terms of this Agreement and General Release in any court of competent jurisdiction.

14.	Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement and General Release.

15.	The language of all parts of this Agreement and General Release in all cases shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

[Signature Page Follows]

PLEASE READ CAREFULLY. THIS AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

COMPANY

Bed Bath & Beyond Inc.

By:
Name:
Title:

EXECUTIVE

Gustavo Arnal

Date:

EXHIBIT C

EXCLUDED WORK PRODUCT

☒	I have no inventions.

The following is a complete list of all Work Product relative to the subject matter of my employment with the Company that have been created by me, alone or jointly with others, prior to the Start Date, which might relate to the Company Group’s present business:

Additional sheets attached.

Executive Signature:	/s/ Gustavo Arnal	Date:	April 24, 2020

C-1